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                                                               Exhibit (a)(1)(D)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                PURCHASE RIGHTS)

                                       OF

                             SYBRON CHEMICALS INC.
                                       AT

                              $35.00 NET PER SHARE

                                       BY

                        PROJECT TOLEDO ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                               BAYER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                            BAYER AKTIENGESELLSCHAFT

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks,
 Trust Companies and other Nominees

     We have been engaged by Project Toledo Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Bayer Corporation, an Indiana corporation ("Parent") and a wholly owned subsidiary of Bayer Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Bayer AG"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Sybron Chemicals Inc., a Delaware corporation (the "Company"), including the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement by and between the Company and Fleet National Bank, as Rights Agent, as amended as of August 30, 2000 (as amended, the "Rights Agreement"), at $35.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated September 8, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context requires otherwise, all references herein to Shares shall include the Rights. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

     1. Offer to Purchase dated September 8, 2000;

     2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

     3. The Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     4. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Notice of Guaranteed Delivery with respect to Shares;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
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     7. Return envelope addressed to EquiServe Trust Company, N.A., as
        Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 OF THE OFFER TO PURCHASE) A NUMBER OF SHARES WHICH WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY THE PURCHASER REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AND (B) THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND ANY OTHER SIMILAR AND NECESSARY FOREIGN APPROVALS OR WAITING PERIODS APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR TERMINATED AND ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on Thursday, October 5, 2000, unless extended.

     The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are advisable and fair to and in the best interests of the Company's stockholders, and recommends that stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), among the Company, Parent and the Purchaser pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign the right to purchase Shares in the Offer to Parent, or any wholly owned direct or indirect subsidiary of Parent, but no such assignment shall relieve the Parent of its obligations under the Merger Agreement.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     None of the Purchaser, Parent or Bayer AG will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      ING Barings LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, BAYER AG, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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